UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2006

MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51487	98-0228169
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8965 Interchange Drive
Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 838-9210

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 14, 2006, the Board of Directors of MicroMed Cardiovascular, Inc. (“MicroMed”) appointed Prof. Erwin P. Bauer, M.D. and Clifford zur Nieden to fill the existing vacancies on the Board. The Board took this action after considering a request to do so from Absolute Capital Management (“Absolute”) and each of their qualifications. Through its various funds, Absolute owns approximately 52.8% of MicroMed’s outstanding common stock. Prof. Bauer and Mr. zur Nieden were not named to serve on any committees of the Board.
     Prof. Bauer has been a member of the board of directors of BB Medtech, a publicly traded Swiss investment company, since 2003. Prof. Bauer has also been a director of Vascular Innovation, Inc., a private Ohio-based endovascular devices company, since 2004. In 2005, Prof. Bauer served as a consultant cardiac surgeon at the Special Hospital for Cardiovascular Surgery Fillip II in Skopje, Macedonia. From 1993 to 2004, he served as senior staff surgeon at the Kerckhoff-Clinic Foundation in Bad Nauheim Germany. Prof. Bauer holds a medical degree from the University of Zurich.
     Mr. zur Nieden is a managing partner of Ceres Capital Inc. He is board member of Dunstone Financial (USA), a provider of professional debt collection solutions established in 1999, and is a co-founder and has been a board member of Inaxio, an information technology services company in Switzerland and Romania, since 2004. Mr. zur Nieden was the logistics director of Carlsberg Switzerland, responsible for its restructuring and reorganization, from 2002 to 2003. He also worked as CEO for CoCap Offerings Inc., a private equity trading platform that was merged with a security broker in Switzerland, from 2000 to 2001. Before that, he spent five years with Siemens AG in Germany and the United States to setup the GSM mobile network for the U.S. markets and with Nestlé in Singapore as an engineer. Mr. zur Nieden holds a Master of Science in engineering from ETH Zurich (Swiss Federal Institute of Technology).
     MicroMed is not aware of any transaction in which either Prof. Bauer or Mr. zur Nieden has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
Date: July 18, 2006	By:	/s/ Travis E. Baugh
Travis E. Baugh
President and Chief Executive Officer

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